EXHIBIT INDEX


Exhibit No.                                                      Page No.

   11        -- Statement of Computation of Per Share Earnings       19

   27	     	 -- Financial Data Schedules (for SEC use only)

 JOHNSTON INDUSTRIES, INC.
 EXHIBIT 11 - Statement of Computation of Per Share Earnings

                                                    For the Three             For the Six
                                                    Months Ended              Months Ended
                                                     December 31              December 31
                                                   1994        1993         1994        1993
The weighted average number of common and
 common share equivalents are as follows:
Weighted average common shares outstanding    	10,588,875  	10,706,621  	10,633,282  	10,707,046

Shares issued from assumed exercise of
 incentive stock options (1)	                      -0-	          2,038      	-0-	          2,076

Shares issued from assumed exercise of
 non-qualified stock options (1)	                  97,685	     150,909	      92,952	     143,360
Weighted average number of shares
outstanding, as adjusted 	                     10,686,560  	10,859,568   	10,726,234 	10,852,482



Note:
(1)   Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options,
      APB 15, paragraph 36.